UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 17, 2013

DFC Global Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50866	23-2636866
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania		19312
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-296-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2013, the Human Resources and Compensation Committee of the Board of Directors of DFC Global Corp. (the "Company") approved the grant to Norman Miller, the Company’s President and Chief Operating Officer, of performance-vested restricted stock units with respect to 25,536 shares of the Company’s common stock (the "Performance Stock Units"). Each Performance Stock Unit that vests will entitle Mr. Miller to receive one share of the Company’s common stock. The Performance Stock Units have a grant date value of approximately $250,000, which is based on the closing price of the Company’s common stock on the Nasdaq Stock Market on such grant date.

The Performance Stock Units will become fully vested if Mr. Miller remains continuously employed by the Company through June 30, 2016 (the "Vesting Date"), and the Company’s Total Shareholder Return equals or exceeds the median Total Shareholder Return for the companies that comprise the S&P 500 Index as of January 1, 2014, adjusted as of the Vesting Date to remove any such companies which are no longer included in the S&P 500 Index as of the Vesting Date (the "S&P Companies"). For the purpose of determining the vesting of the Performance Stock Units, the "Total Shareholder Return" means the amount, expressed as a percentage, equal to the common stock price appreciation plus dividends (on a cumulative reinvested basis) of the Company or the S&P Companies, as the case may be, from January 1, 2014 through the Vesting Date.

These Performance Stock Units are provided for in Mr. Miller’s Performance RSU Award Agreement, a copy of which is attached as Exhibit 99.1 to this Form 8-K, and the foregoing is qualified in its entirety by such agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Performance RSU Award Agreement dated December 17, 2013 between DFC Global Corp. and Norman Miller

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DFC Global Corp.

December 19, 2013	By:	William M. Athas

Name: William M. Athas
Title: Senior Vice President of Finance and Corporate Controller

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Exhibit Index

Exhibit No.	Description

99.1	Performance RSU Award Agreement dated December 17, 2013 between DFC Global Corp. and Norman Miller